Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS FOURTH QUARTER 2004 RESULTS

Increases Annual Common Stock Dividend From $0.10 to $0.20 Per Share

BALTIMORE (February 10, 2005) -- Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and twelve months ended December 31, 2004.

Financial Results:

Net broadcast revenues from continuing operations were $171.3 million for the three months ended December 31, 2004, an increase of 6.9% versus the prior year period result of $160.3 million.  Operating income was $50.9 million as compared to $40.3 million in the prior year period, an increase of 26.2%.  The Company had a net loss available to common shareholders of $5.1 million in the three-month period versus net income available to common shareholders of $16.0 million in the prior year period.  $44.1 million of the 2004 loss was related to the write-down of goodwill in accordance with SFAS No. 142.  Diluted loss per share was $0.06 versus diluted income per share of $0.19 in the prior year period.

Net broadcast revenues were $637.2 million for the twelve months ended December 31, 2004, an increase of 3.7% versus the prior year period result of $614.7 million.  Operating income was $157.2 million in the twelve-month period, an increase of 1.9% versus the prior year period result of $154.3 million.  Net income available to common shareholders was $13.8 million in the twelve-month period versus the prior year period net income available to common shareholders of $14.0 million.  Diluted income per share was $0.16 versus diluted income per share of $0.16 in the prior year period.

“2004 was a year marked by record levels of political advertising spending,” commented David Smith, President and CEO of Sinclair.  “The $32 million we booked represented a 31% increase over 2002’s political spending and a 43% increase over the amount booked in 2000.  $1.4 million of the political came from stations where we recently added the news.  While political was the main driver of our 2004 performance, it represented only 4.5% of our total advertising revenue.”

“Recently, we announced several significant dispositions and transactions that should strengthen our competitive position and portfolio of assets.  First, we agreed to sell television stations in the Sacramento and Kansas City markets.  Both transactions were at prices significantly higher than current public valuations and, in the case of Kansas City, allowed us to exit a market where we were at a competitive disadvantage.  In anticipation of the Sacramento sale proceeds, our Board of Directors increased the annual dividend on our common stock from $0.10 per share to $0.20 per share.  Last week we announced that we reached an agreement in principle with Comcast, allowing us to provide the digital television signals of our owned and operated television stations to their high definition subscribers, which enabled many of those viewers who receive Sinclair FOX affiliated stations to watch the Super Bowl in high definition.  We hope to conclude our negotiations toward a long-term agreement with Comcast, shortly.”

Operating Statistics and Income Statement Highlights:

•                  The quarter’s revenues were positively impacted by political revenues which totaled $18.7 million in the quarter versus $2.1 million in the same period last year and by increased advertising spending primarily in the schools and medical categories.  Primary categories that were down were automotive, services, movies, and restaurants.  Revenues generated from our direct mail initiatives totaled $8.1 million versus $6.0 million in the same period last year.  For the year, our direct mail efforts generated $27.2 million, of which $16.3 million came from new advertisers.

•                  Local advertising revenues increased 3.4% in the quarter versus the fourth quarter 2003, while national advertising revenues increased 13.1%.  Excluding political revenues, local advertising revenues were down 1.8% and national advertising revenues were down 7.2%.  Local revenues, excluding political revenues, represented 62.9% of advertising revenues.

•                  All affiliate groups increased their advertising revenues on the strength of political revenues, with the exception of our WB stations, which were flat due to ratings declines.

•                  Results of the November ratings book for the combined six networks indicated that ratings in prime-time were down 0.5% in the 18 to 49 demographic and down 3.6% in households on a national basis, as compared to the November 2003 sweeps.  Weighted average ratings on our stations from 5pm to 10pm were down an average of 7.1% and 5.6% in the demo and households, respectively.  Our FOX affiliates outperformed the network in both the demo and household, increasing ratings by 6.0% and 3.5%, respectively while the FOX network was down 6.3% and 6.4%, respectively.

•                  On November 12, 2004, we announced the sale of KSMO-TV, our WB affiliate in Kansas City to Meredith Corporation for $33.5 million, of which we have closed on $26.8 million representing the non-license assets.  Application to transfer the license is subject to FCC approval.  We are operating under a joint sales agreement.

•                  On December 2, 2004, we announced the sale of KOVR-TV, our CBS affiliate in Sacramento to Viacom for $285.0 million.  Closing is expected to occur in the second quarter 2005, if the FCC approves the ownership waiver requests.

•                  On December 29, 2004, Communications Corporation of America (CCA) exercised and closed on their option to purchase the license assets of KETK-TV in Tyler, Texas for $1.75 million.  CCA purchased the non-licensed assets in 1999 and had been operating the station pursuant to a time brokerage agreement.

•                  The Company and UPN extended the affiliation agreements for WABM-TV, WMMP-TV, WCGV-TV, WUXP-TV, WUPN-TV and WRDC-TV, through July 31, 2007.  The Company and CBS extended the affiliation agreements on WGME-TV, KGAN-TV and KOVR-TV until December 31, 2007.

•                  During the quarter and in accordance with SFAS No. 142, we tested goodwill for impairment based on estimated fair values.  Our testing reflected that one market had become impaired by $44.1 million, on a pre-tax basis.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $10.5 million in cash, was $1,629.1 million at December 31, 2004 versus net debt of $1,689.6 million at September 30, 2004.  $26.8 million of the decrease was due to the sale of the non-license assets of our Kansas City station.

•                  As of December 31, 2004, 46.0 million Class A common shares and 39.2 million Class B common shares were outstanding, for a total of 85.2 million common shares outstanding.

•                  The Board of Directors increased the annual per share dividend paid on the class A and class B common shares from $0.10 to $0.20.

•                  Capital expenditures in the quarter were $8.4 million.

•                  Program contract payments were $25.6 million in the quarter.

Forward-Looking Statements:

The matters discussed in this press release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified above and below, the impact of changes in national and regional economies, successful integration of acquired television stations (including achievement of synergies and cost reductions), FCC approval of pending license transfers, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming and our news central strategy, our local sales initiatives, and the other risk factors set forth in the Company’s most recent reports on Form 10-Q and Form 10-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.

Outlook:

In accordance with Regulation FD, Sinclair is providing public dissemination through this press release of its expectations for certain of its first quarter and full year 2005 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, persons relying on this information should refer to the “Forward-Looking Statements” section above.

“As expected, 2005 will be a challenging year due to the non-election cycle and absence of political revenues,” commented David Amy, EVP and CFO.  “As we enter the year, we continue to see softness in auto, our largest advertising category, as well as declines in telecommunications and movie advertising.  Ratings on the FOX and WB networks, our two largest affiliate groups, while down in the November sweeps, are expected to show some improvements.  For the first quarter, we expect to benefit from higher ratings on our ABC stations, the FOX network’s highly rated program, ‘American Idol’, and from advertising revenues generated from the Super Bowl, which aired on 20 of our stations.  Given the political revenue hurdles for the year, we intend on being diligent in controlling our operating costs.”

•                  The Company expects first quarter 2005 station net broadcast revenues, before barter, to be down approximately 2% from first quarter 2004 station net broadcast revenue, before barter, of $146.5 million.   Included in this assumption is approximately $4.0 million of revenues generated from the Super Bowl.  Political revenues in the first quarter last year were approximately $2.7 million.

•                  The Company expects first quarter barter revenue to be approximately $13.6 million.

•                  The Company expects station production expenses and station selling, general and administrative expenses (together, television expenses), before barter expense, in the first quarter to be approximately $74.7 million, up approximately 1.2% from first quarter 2004 television expenses of $73.8 million.  On a full year basis, television expenses are expected to be flat as compared to 2004 television expenses of $302.8 million.

•                  The Company expects first quarter barter expense to be approximately $13.6 million.

•                  The Company expects first quarter program contract amortization expense to be approximately $19 million and $74 million for the year.

•                  The Company expects first quarter program contract payments to be approximately $26.5 million and $102 million for the year.

•                  The Company expects first quarter corporate overhead to be approximately $6 million and $22.5 million for the year.

•                  The Company expects first quarter depreciation on property and equipment to be approximately $12.7 million and $51 million for the year, assuming the capital expenditure assumptions below.

•                  The Company expects first quarter amortization of acquired intangibles to be approximately $4.5 million and $18 million for the year.

•                  The Company expects first quarter net interest expense to be approximately $29.5 million and $115 million for the year, assuming no changes in the current interest rate yield curve, changes in debt levels based on the assumptions discussed in this “Outlook” section and assuming the sale of KOVR-TV in April 2005.

•                  The Company expects dividends paid on the Series D preferred stock to be approximately $2.5 million in the first quarter and $10.0 million for the year and dividends paid on the Class A and Class B common shares to be approximately $2.1 million in the first quarter and $14.9 million for the year, assuming current shares outstanding and a $0.20 per share annual dividend beginning with the April 2005 dividend payment.

•                  The Company expects to incur either an unrealized gain or loss on its derivatives throughout the year, but is unable to reasonably predict what the mark-to-market valuations of the instruments will be.

•                  The Company expects the first quarter and full year effective tax rate for continuing operations to be approximately 40%, assuming the assumptions discussed in this “Outlook” section, including a current tax provision from continuing operations of approximately $0.2 million in the first quarter and $0.8 million for the year.

•                  The Company expects to close on the sale of KOVR-TV in April 2005 for $285.0 million gross proceeds or approximately $254.0 million, net of taxes and closing costs.

•                  The Company expects to spend approximately $7.5 million in capital expenditures in the first quarter and approximately $30 million for the year.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its first quarter results on Thursday, February 10, 2005, at 8:45 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Conference Call.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, currently owns and operates, programs or provides sales services to 62 television stations in 39 markets.  Sinclair’s television group reaches approximately 24% of U.S. television households and includes ABC, CBS, FOX, NBC, WB, and UPN affiliates.  Sinclair owns a majority equity interest in G1440, Inc., an Internet consulting and development company, and Acrodyne Communications, Inc., a manufacturer of transmitters and other television broadcast equipment.

Notes:

“Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release, as a result of the Company’s sale of its Kansas City and Sacramento television stations.  As such, the results from operations, net of related income taxes, have been reclassified from income from operations and reflected as net income from discontinued operations.

Prior year amounts have been reclassified to conform to current year GAAP presentation.

Sinclair Broadcast Group, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
REVENUES:
Station broadcast revenues, net of agency commissions	$171,343	$160,252	$637,186	$614,682
Revenues realized from barter arrangements	14,506	15,379	58,039	59,155
Other operating division revenues	2,275	3,595	13,054	14,568
Total revenues	188,124	179,226	708,279	688,405

OPERATING EXPENSES:
Station production expenses	38,888	38,303	148,408	142,469
Station selling, general and administrative expenses	40,914	35,916	154,352	138,284
Expenses realized from barter arrangements	13,243	13,509	53,494	54,315
Amortization of program contract costs and net realizable value adjustments	19,105	24,839	89,938	98,966
Other operating division expenses	2,276	4,316	14,932	16,375
Depreciation of property and equipment	12,248	11,790	48,617	44,004
Corporate general and administrative expenses	5,665	5,579	21,160	19,532
Amortization of acquired intangible broadcast assets and other assets	4,542	4,685	18,544	18,797
Stock based compensation expense	391	(15)	1,603	1,397
Total operating expenses	137,272	138,922	551,048	534,139
Operating income	50,852	40,304	157,231	154,266

OTHER INCOME (EXPENSE):
Interest expense	(28,826)	(31,713)	(120,400)	(121,165)
Subsidiary trust minority interest expense	—	—	—	(11,246)
Interest income	50	91	191	560
Gain from equity investments	845	612	1,100	1,193
Loss on asset sales	(7)	(63)	(52)	(452)
Gain on derivative instrument	8,811	9,260	29,388	17,354
Loss from extinguishment of securities	—	—	(2,453)	(15,187)
Gain on insurance proceeds	3,341	—	3,341	—
Impairment of goodwill	(44,056)	—	(44,056)	—
Other income	326	209	896	1,187
Total other expense, net	(59,516)	(21,604)	(132,045)	(127,756)

Income (loss) before (provision) benefit for income taxes	(8,664)	18,700	25,186	26,510
Benefit (provision) for income taxes	2,564	(4,035)	(11,182)	(10,676)
Net income (loss) from continuing operations	(6,100)	14,665	14,004	15,834
Income (loss) from discontinued operations, net of taxes	3,513	3,942	10,018	8,558
Net income (loss)	$(2,587)	$18,607	$24,022	$24,392
Preferred stock dividends	2,502	2,587	10,180	10,350
Net income (loss) available to common shareholders	$(5,089)	$16,020	$13,842	$14,042
Basic (loss) income per share from continuing operations	$(0.10)	$0.14	$0.04	$0.06
Basic earnings per share from discontinued operations	$0.04	$0.05	$0.12	$0.10
Basic income (loss) per share available to common shareholders	$(0.06)	$0.19	$0.16	$0.16
Diluted income (loss) per share from continuing operations	$(0.10)	$0.14	$0.04	$0.06
Diluted earnings per share from discontinued operations	$0.04	$0.05	$0.12	$0.10
Diluted (loss) income per share available to common shareholders	$(0.06)	$0.19	$0.16	$0.16
Weighted average shares outstanding- no dilution	85,169	85,733	85,590	85,651
Weighted average shares outstanding- assuming dilution	85,170	85,943	85,741	85,793

Unaudited Consolidated Historical Selected Balance Sheet Data:

(Dollars in thousands)

	December 31, 2004	September 30, 2004
Cash & cash equivalents	$10,491	$9,096
Total current assets	330,150	317,673
Total long term assets	2,135,513	2,196,565
Total assets	2,465,663	2,514,238

Current portion of debt	48,946	44,916
Total current liabilities	288,661	253,190
Long term portion of debt	1,590,669	1,653,733
Total long term liabilities	1,949,184	2,026,235
Total liabilities	2,237,845	2,279,425

Minority interest in consolidated subsidiaries	1,267	1,443

Total stockholders’ equity	226,551	233,370
Total liabilities & stockholders’ equity	2,465,663	2,514,238

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(Dollars in thousands)

	Three Months Ended December 31, 2004	Twelve Months Ended December 31, 2004
Net cash flow from operating activities	$43,052	$122,424
Net cash flow from investing activities	19,310	(20,223)
Net cash flow from financing activities	(60,967)	(120,440)

Net increase in cash and cash equivalents	1,395	(18,239)
Cash & Cash Equivalents, beginning of period	9,096	28,730
Cash & Cash Equivalents, end of period	$10,491	$10,491